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                                                                   Exhibit 10.28

                          SECURITIES PURCHASE AGREEMENT

         This Securities Purchase Agreement (this "AGREEMENT), dated as of October 1, 1999 is entered into by and between ________________________________________________________________ (the
"PURCHASER"), and, Waterlink, Inc., a Delaware corporation, with an address at 4100 Holiday Street, N.W., Suite 201, Canton, Ohio 44718 (the "COMPANY").

         The Company is offering for sale, to the Purchaser and to certain other parties (the "OTHER PURCHASERS"), and the Purchaser and the Other Purchasers have agreed or will agree to purchase, on substantially the same terms as contained herein, in the aggregate, not more than six million three hundred thousand (6,300,000) shares of the Company's common stock, par value of $.001 per share (the "COMMON STOCK") pursuant to securities purchase agreements (together with this Agreement, the "SECURITIES PURCHASE AGREEMENTS"). The Company has offered for sale, and the Purchaser has agreed to purchase _______________________________________________________ (_______________) shares
(the "SHARES") of fully registered Common Stock, on the terms and conditions herein provided. In connection herewith, the Company and the Purchaser hereby agree as follows:

1. PURCHASE AND SALE OF SHARES. Upon the basis of the representations and warranties and subject to the terms and conditions set forth herein, the Company agrees to issue and sell the Shares to the Purchaser on the Closing Date (as herein defined) at a per share purchase price equal to the average of the closing sales price for the Common Stock as reported on the New York Stock Exchange ("NYSE") for the twenty day period ending on the second trading day prior to the Closing Date (the "Per Share Purchase Price, and the aggregate purchase price for all of the Shares is referred to as the "PURCHASE PRICE") and, upon the basis of the representations and warranties and subject to the terms and conditions set forth herein, the Purchaser agrees to purchase the Shares from the Company on the Closing Date at the Purchase Price. Notwithstanding the foregoing, if the Per Share Purchase Price as determined above would otherwise be less than $2.50 or greater than $3.00, then the Per Share Purchase Price for all purposes hereunder will be deemed to be $2.50 or $3.00, respectively, and the parties hereto agree to effect the transaction with the Purchase Price based on such deemed Per Share Purchase Price.

         Notwithstanding the foregoing, in the event that the Company sells any shares (or securities that may be converted into or exchanged for shares) of Common Stock in an original issuance (not shares traded on the NYSE in the aftermarket) for less per share than the Per Share Purchase Price at any time during the forty-five (45) day period commencing on the Closing Date (except for shares issued pursuant to (a) stock options, (b) purchases by the Company of outstanding existing stock options, and (c) warrants outstanding as of the date hereof) the Company shall have the obligation to promptly notify and pay the Purchaser (x) the aggregate difference between (i) the Per Share Purchase Price of the Shares and (ii) the per share price of such additional shares of the Company's Common Stock (or securities that may be converted into or exchanged for shares of Common Stock) so sold, (y) multiplied by the number of Shares purchased hereunder, at the Company's option, in either cash or additional shares of the Company's Common Stock. If the Company elects to pay in Common Stock, the Common Stock shall be valued at the price at which the Company sells any such shares (or securities that may converted into or exchanged for shares) of Common Stock. Such


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payment by the Company, whether in the form of shares of Common Stock or in the form of cash, will be payable within five (5) days of such other sale.

2. CLOSING. The closing of the purchase and sale of the Shares (the "OFFERING") shall take place at the offices of Benesch, Friedlander, Coplan & Aronoff LLP, counsel to the Company, at the same time as closing on shares of Common Stock purchased by the Other Purchasers pursuant to the Securities Purchase Agreements, on the first business day following the satisfaction of the conditions set forth in Paragraph 6 below, as coordinated by the parties, or on such other date or at such other time and place as the Company and the Purchaser may agree upon (such time and date of the closing being referred to herein as the "CLOSING DATE"). Upon payment of the Purchase Price in full in immediately available funds by or on behalf of the Purchaser to the Company by wire transfer to an account specified by the Company to the Purchaser prior to the Closing Date, the Company will promptly cause its transfer agent to deliver to the Purchaser certificates representing the Shares in such denominations and registered in such names as the Purchaser shall have requested not less two business days prior to the Closing Date. The Company shall provide facsimile copies of the certificates to the Purchaser on the Closing Date.

3.       REGISTRATION.

                  (a) On or before the Closing Date, the Company's Registration Statement on Form S-1 will (i) be declared effective by the Securities and Exchange Commission ("COMMISSION") (including all exhibits thereto and all information and documents incorporated by reference therein, the "REGISTRATION STATEMENT") and (ii) include the registration of the original issuance of the Shares of Common Stock purchased by the Purchaser pursuant to this Agreement.

                  (b) If not completed on or prior to the Closing Date, then promptly after the Closing Date, the Company shall take all requisite action to list the Shares for trading on the NYSE.

4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants, as of the date hereof and as of the Closing Date, as follows:

                  (a) no consent, approval, authorization or order of any court, governmental agency or body or arbitrator having jurisdiction over the Company or any of the Company's affiliates is required for the execution of this Agreement or the sale of the Shares to the Purchaser;

                  (b) neither the sale of the Shares nor the performance of the Company's other obligations pursuant to this Agreement will violate, conflict with, result in a breach of, or constitute a default (or an event that, with the giving of notice or the lapse of time or both, would constitute a default or trigger any right of a third party to acquire equity interests in the Company or cause mandatory adjustment of the price at which any outstanding security of the Company is convertible into Common Stock) under (i) the Certificate of Incorporation or the Bylaws of the Company; (ii) any decree,

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                  judgment, order or determination of any court, governmental agency or body, or arbitrator having jurisdiction over the Company or any of the Company's properties or assets; (iii) any law, treaty, rule or regulation applicable to the Company (other than the federal securities laws, representations and warranties with respect to which are made by the Company, or the requirements of the NYSE, except that stockholder approval is required and will be obtained pursuant to the Company's proxy statement to be dated prior to the Closing Date and the special meeting of the Company's stockholders to be held as promptly as practicable, but in all events prior to the Closing Date); or (iv) the terms of any bond, debenture, note or other evidence of indebtedness, or any agreement, stock option or similar plan by which the Company is bound or to which any property of the Company is subject, in any event above, which violation, conflict or breach would have a material adverse effect on the Company (unless the Per Share Purchase Price is less than the average of the closing prices on the twenty business days ending on the Closing Date on all domestic securities exchanges on which the Common Stock is then listed, then an adjustment in the warrant exercise price of certain warrants held by Bank of America Illinois might be required);

                  (c) the Company has taken all corporate action required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder and will use the proceeds of sale of the shares of Common Stock to the Purchaser and the Other Purchasers in the manner described in the Prospectus (as herein defined);

                  (d) the Company has duly authorized the issuance of the Shares and, when issued and delivered to and paid for by the Purchaser in accordance with the terms hereof, the Common Stock will be duly and validly issued, fully paid and non-assessable and will not constitute "restricted securities" within the meaning of Rule 144(a)(3) promulgated under the Securities Act of 1933, as amended (the "ACT");

                  (e) the Company's Prospectus dated October 1, 1999 (the "PROSPECTUS") included in the Company's Registration Statement on Form S-1 (Registration No.333- 84985); the Company's Form 8-A filed on May 23, 1997, as amended on June 20, 1997; the Company's Annual Report on Form 10-K for its Fiscal Year Ended September 30, 1998; the Company's Proxy Statement dated December 4, 1998 for its Annual Meeting held on January 21, 1999; the Company's Proxy Statement dated July 16, 1998 for its Special Meeting held on August 18, 1998; the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 1999, March 31, 1999, and December 31, 1998;(all of the documents listed above in this Paragraph 4(e) being referred to collectively as the "DISCLOSURE DOCUMENTS") have been delivered to the Purchaser and, as of the date of each such respective document included therein and when considered as of today together and with this Agreement, such Disclosure Documents do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the

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                  statements therein not misleading in light of the
                  circumstances in which they were made with respect to the Company;

                  (f) the Company's Financial Statements for the year ended September 30, 1998, as amended, included in the Disclosure Documents comply in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended, and have been prepared, and fairly present in all material respects the consolidated financial condition, results of operations and cash flows of the Company and its subsidiaries at the respective dates and for the respective periods indicated, in accordance with generally accepted accounting principles consistently applied throughout such periods (except as noted therein);

                  (g) except as set forth in the Disclosure Documents or pursuant to this Agreement, since September 30, 1998 (i) the Company has not incurred any material liabilities, direct or contingent, except (A) in the ordinary course of business, (B) additional borrowings under the Company's Credit Agreement dated February 19, 1997, as amended, with Bank of America Illinois, as agent (the "Credit Agreement"), and other debt instruments under which the Company had borrowed approximately $89.3 million as of September 27, 1999, (C) warrants issued in connection with the improvement of the Company's capital structure and the giving of guarantees of the repayment of, in the aggregate, $2.6 million of the Company's debt under the Credit Agreement, and (D) in connection with the Company's 1999 Strategic Operating Plan, as described in the Disclosure Documents; and (ii) there has been no material adverse change in the properties, business, results of operations or financial condition of the Company; and

                  (h) as of July 31, 1999 (and without giving effect to the sale of Shares of Common Stock hereunder), the Company had a total of 12,635,861 shares of Common Stock issued and outstanding; approximately 1,121,741 shares of Common Stock were subject to outstanding options granted under the Company's 1997 Omnibus Incentive Plan; approximately 1,008,075 shares of Common Stock were subject to outstanding options granted under the Company's 1995 Stock Option Plan; approximately 457,616 shares of Common Stock were reserved for issuance under the Company's Employee Stock Purchase Plan; approximately 150,000 shares of Common Stock were reserved for issuance under the Company's 1997 Non- Employee Director Stock Option Plan and 636,137 shares were reserved for issuance pursuant to exercise of outstanding Warrants, and there will be no changes in these numbers prior to the Closing Date except as a result of shares issued in connection with the conversion or exchange of any securities of the Company or stock options granted under or shares issued under any existing stock option plan or other existing employee bonus or existing incentive plan of the Company.

5. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants, as of the date hereof and as of the Closing Date, as follows:


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                  (a) no consent, approval, authorization or order of any court, governmental agency or body or arbitrator having jurisdiction over the Purchaser is required for the execution of this Agreement or the purchase of the Shares by the Purchaser;

                  (b) neither the purchase of the Shares nor the performance of the Purchaser's other obligations pursuant to this Agreement will violate, conflict with, result in a breach of, or constitute a default under (i) the charter documents of the Purchaser; (ii) any decree, judgment, order or determination of any court, governmental agency or body, or arbitrator having jurisdiction over the Purchaser or any of the Purchaser's properties or assets; (iii) any law, treaty, rule or regulation applicable to the Purchaser; or (iv) the terms of any bond, debenture, note or other evidence of indebtedness, or any agreement, stock option or similar plan by which the Purchaser is bound or to which any property of the Purchaser is subject, in any event above, which violation, conflict or breach would have a material adverse effect on the Purchaser;

                  (c) the Purchaser has taken all corporate action required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and

                  (d) the Purchaser has not purchased or sold, directly or indirectly, shares of Common Stock except pursuant to this Agreement during the twenty day period referred to in Paragraph 1 above.

6. CONDITIONS OF CLOSING. The obligations of each party hereunder shall be subject to:

                  (a) the accuracy in all material respects of the representations and warranties of the other party hereto as of the date hereof and as of the Closing Date, as if such representations and warranties had been made again on and as of the Closing Date;

                  (b) the performance in all material respects by the other party of its obligations hereunder which must be performed prior to the Closing Date;

                  (c) the Company shall have amended its bylaws to provide that effective on the Closing Date, the Company, without the approval of the owners of a majority of the Common Stock, shall not grant to any officer of the Company any stock options at less than the closing market price on the date of grant or reduce the price of any options which either were granted as a non-qualified stock option grant to an incoming employee or vendor or were granted under any of the Company's existing or future stock option plans, PROVIDED, HOWEVER, that the foregoing shall not preclude the Company from issuing new, lower priced options issued from a stock option plan to persons holding higher priced options from such plan, PROVIDED, HOWEVER, that if such new lower priced options are granted in exchange for such higher priced options, the shares covered by such higher priced options shall be canceled or surrendered and not available for re-grant under such stock option plan; and the bylaws will provide

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                  that this provision regarding stock options cannot be amended or eliminated without the approval of the owners of a majority of the Common Stock;

                  (d) the Registration Statement has been declared effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued;

                  (e) the stockholder approval referred to in Paragraph 4(b) above shall have been obtained; and

                  (f) the Purchaser shall have received the legal opinion of Benesch, Friedlander, Coplan & Aronoff LLP, counsel to the Company, in the form set forth in Exhibit A hereto.

7.       INDEMNIFICATION.

                  (a) The Company agrees to indemnify and hold harmless the Purchaser, each person, if any, who controls the Purchaser within the meaning of Section 15 of the Act and each officer, director, employee and agent of the Purchaser and of any such controlling person against any and all liabilities, claims, damages or expenses whatsoever, as incurred arising out of or resulting from any breach or alleged breach or other violation of any representation, warranty, covenant or undertaking by the Company contained in this Agreement, and the Company will reimburse the Purchaser for its reasonable legal and other expenses (including the reasonable cost of any investigation and preparation, and including the reasonable fees and expenses of counsel) incurred in connection therewith.

                  (b) The Purchaser agrees to indemnify and hold harmless the Company, each person, if any, who controls the Company within the meaning of Section 15 of the Act and each officer, director, employee and agent of the Company and of any such controlling person against any and all losses, liabilities, claims, damages or expenses whatsoever, as incurred arising out of or resulting from any breach or alleged breach or other violation or alleged violation of any representation, warranty, covenant or undertaking by the Purchaser contained in this Agreement, and the Purchaser will reimburse the Company for its reasonable legal and other expenses (including the reasonable cost of any investigation and preparation, and including the reasonable fees and expenses of counsel) incurred in connection therewith.

8. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective agreements, representations, warranties, indemnities and other statements made by or on behalf of each party hereto pursuant to this Agreement, as of the date they were made, shall, unless otherwise specified, survive until the third anniversary of the Closing Date and shall expire thereafter.

9.       MISCELLANEOUS.


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                  (a) This Agreement may be executed in one or more counterparts and such counterparts shall constitute but one and the same agreement and authorized signatures may be evidenced to the other party by facsimile copies thereof; provided that the originally signed signature page of any party is provided to the other party within two business days after the original execution.

                  (b) This Agreement shall inure to the benefit of and be binding upon the parties hereto. This Agreement shall not be assignable by any party hereto without the prior written consent of the other party hereto and no other person shall have any right or obligation hereunder. Any assignment contrary to the terms hereof shall be null and void and of no force or effect.

                  (c) This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreements or understandings, whether written or oral, between the parties respecting such subject matter.

                  (d) If within 45 days of the Closing Date hereof the Company enters into or is a party to any agreement to issue additional equity securities (or securities convertible or exchangeable therefor), the Company shall promptly provide notice of such agreement to the Purchaser, together with a copy of such agreement.

10. DISCLOSURE. In connection with the offering, the Company has agreed to cause a person reasonably acceptable to the Company and designated by CID Equity Capital V L.P., one of the Other Purchasers, to be nominated for election, at the next annual meeting of the Company's stockholders, as a director on the Company's Board of Directors.

11. GOVERNING LAW. This Agreement shall be governed by the internal laws of the State of Ohio.

         IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first set forth above.

                                    WATERLINK, INC.


                                    By:
                                       --------------------------------------
                                             T. Scott King, President and
                                             Chief Executive Officer


                                    [PURCHASER]


                                    By:
                                       --------------------------------------


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